UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2012

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

 On January 27, 2012, J. C. Penney Company, Inc. (the “Company”) and its direct wholly-owned subsidiary J. C. Penney Corporation, Inc. (“Corporation”) and indirect wholly-owned subsidiary J. C. Penney Purchasing Corporation (“Purchasing”) (Company, Corporation and Purchasing collectively referred to as the “Loan Parties”) entered into an amendment and restatement of the existing amended and restated Credit Agreement among the Loan Parties, the lenders party thereto and JPMorgan Chase Bank, N. A., as Administrative Agent and Wells Fargo Bank, National Association, as LC Agent (the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement converts the existing facility to an asset-based facility, in which borrowing availability varies according to the Loan Parties’ levels of inventory and accounts receivable. The maximum availability under the Amended and Restated Credit Agreement as of January 27, 2012 is $1.25 billion, with a $500 million letter of credit sublimit and a $50 million swingline advance sublimit.  At its sole option, the Corporation may, on or prior to February 29, 2012, increase the aggregate size of the facility to $1.5 billion, and may,  at any time prior to the maturity date, request that the aggregate size of the facility be increased by an additional amount not to exceed $250 million.

The obligations of the Loan Parties under the Amended and Restated Credit Agreement are guaranteed by the Company, Corporation, Purchasing and certain of the Company’s indirect wholly-owned subsidiaries that are not borrowers under the Amended and Restated Credit Agreement.  Subject to certain exceptions, the obligations are secured by a lien on the inventory (except for consignment inventory), accounts receivable, and deposit accounts and cash credited thereto, of the Loan Parties and the other subsidiary guarantors pursuant to an amended and restated Guarantee and Collateral Agreement dated as of January 27, 2012 among the Company, Corporation, Purchasing, the subsidiaries of Company identified therein, and JPMorgan Chase Bank, N. A., as Administrative Agent (the “Amended and Restated Guarantee and Collateral Agreement”).

The Amended and Restated Credit Agreement contains customary affirmative and negative covenants. There are exceptions to these covenants and some are only applicable when availability falls below certain thresholds. In addition, the Amended and Restated Credit Agreement provides for a springing fixed charge coverage ratio covenant when availability falls below a specified threshold. The Amended and Restated Credit Agreement also contains customary events of default for credit facilities of this type. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, the obligations of the Loan Parties may be accelerated, outstanding letters of credit may be required to be cash collateralized and remedies may be exercised against the collateral.

Certain of the lenders who are parties to the Amended and Restated Credit Agreement provide commercial banking, investment banking, trustee and custodial services to the Company.

Copies of the Amended and Restated Credit Agreement and Amended and Restated Guarantee and Collateral Agreement are filed herewith as Exhibits 10.1 and 10.2, respectively.  The foregoing descriptions of the Amended and Restated Credit Agreement and Amended and Restated Guarantee and Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Amended and Restated Credit Agreement and Amended and Restated Guarantee and Collateral Agreement which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibit 10.1	Amended and Restated Credit Agreement dated as of January 27, 2012 among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Wells Fargo Bank, National Association, as LC Agent

Exhibit 10.2	Amended and Restated Guarantee and Collarteral Agreement dated as of January 27, 2012 among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the Subsidiaries of J. C. Penney Company, Inc. identified therein, and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:	/s/ Janet Dhillon Janet Dhillon Executive Vice President,
General Counsel and Secretary

Date:  February 2, 2012

EXHIBIT INDEX

Exhibit Number                                           Description

10.1
Amended and Restated Credit Agreement dated as of January 27, 2012 among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Wells Fargo Bank, National Association, as LC Agent

10.2
Amended and Restated Guarantee and Collateral Agreement dated as of January 27, 2012 among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the Subsidiaries of J. C. Penney Company, Inc. identified therein, and JPMorgan Chase Bank, N. A., as Administrative Agent